Exhibit 4.1

FORM OF STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is made effective as of July __, 2014, between Siguler Guff Small Business Credit Opportunities Fund, Inc., a Maryland corporation (“Seller”), and Siguler Guff Small Business Credit Opportunities Fund, LP, a Delaware limited partnership (“Buyer”).

RECITALS

Seller was incorporated effective July 7, 2014 and, thus far, Seller has issued no shares of its capital stock.  Now, Seller wishes to issue and sell to Buyer, and Buyer wishes to purchase from Seller, 100,000 shares (the “Shares”) of Seller’s common stock, $0.001 par value per share (the “Common Stock”), all on the terms and conditions herein set forth, and all with the result that, after consummation of the transaction contemplated hereunder, Buyer will be the sole stockholder of Seller. Buyer intends to hold the Shares as its primary, but not necessarily its only, asset.  Buyer also intends to offer and sell (the “Offering”) ownership interests in Buyer (“Partnership Interests”) to investors (“Limited Partners”), who shall be both “qualified purchasers” within the meaning of Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended, and “accredited investors” within the meaning of the Securities Act of 1933, as amended (the “Act”), in an offering exempt from the registration requirements of the Act pursuant to Regulation D promulgated thereunder.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                   Purchase and Sale.  Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, the Shares.

2.                   Purchase Price and Certificates:  The purchase price for the Shares is $25,000 (the “Purchase Price”), or $0.25 per Share.  Seller hereby acknowledges its receipt of the full Purchase Price in the form of a transfer of funds, made contemporaneously herewith, to the account designated, and pursuant to the instructions provided, by Seller.  Buyer hereby acknowledges receipt of a certificate for the Shares.

3.                   Capital Contributions.  Buyer, from time to time, may make contributions to Seller’s capital (“Capital Contributions”) to pay expenses (“Expenses”) or fund investments which Seller proposes to make (“Proposed Investments”).  In connection with any requested Capital Contribution, Seller shall furnish Buyer, to the extent requested by Buyer (i) in the case of an Expense, with invoices or other documentation relating to such Expense or (ii) in the case of a Proposed Investment, with such materials as are reasonably sufficient to allow Buyer to evaluate the Proposed Investment (in either case, the “Materials”).  Buyer, in a reasonably timely manner, then shall review any such Materials and may, in its sole and absolute discretion, but in no case shall it be required to, make the Capital Contribution requested by Seller.  Notwithstanding the foregoing, in no event shall Capital Contributions exceed, in the aggregate, the Limited Partners’ aggregate amount of subscription obligations for the purchase of Partnership Interests in Buyer.

4.                   Buyer’s Representations and Warranties.  Buyer represents and warrants to, and covenants with, Seller as follows:

4.1.            Investment Purposes.  Except in connection with the Offering, (i) the Shares are being acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, (ii) Buyer has no intention of selling, granting any participation in, or otherwise distributing the Shares and (iii) Buyer does not have any contract, undertaking, agreement or arrangement to sell, transfer or grant participations to any person with respect to any of the Shares.

4.2.            Lack of Registration.  Buyer understands and acknowledges that the Shares have not been registered under either the Act or under the applicable securities laws of any state (“State Acts”) by reason of specific exemptions therefrom.  Buyer must bear the economic risk of its investment for an indefinite period of time since the sale of the Shares has not been registered under the Act or State Acts and the Shares cannot be transferred by Buyer unless such transfer either (i) is registered under the Act and qualified under the State Acts or (ii) is exempt from such registration or qualification.  Seller has made no agreement, covenant or undertaking whatsoever to register or qualify the transfer by Buyer of any of the Shares under the Act or State Acts or qualify for an exemption therefor.  Buyer acknowledges that there is no market for the Shares and none will develop.

4.3.            Buyer’s Covenants.  Buyer shall not dispose of any of the Shares unless and until (i) Buyer shall have notified Seller of the proposed disposition and shall have furnished Seller with a statement of the circumstances surrounding the proposed disposition and (ii) Buyer shall have furnished Seller with an opinion of counsel, satisfactory in form and substance to Seller and Seller’s counsel, to the effect that such disposition will not require registration under the Act or qualification under the State Acts and that appropriate action necessary for compliance with the Act and the State Acts and any other applicable local or foreign law has been taken.  Buyer recognizes and acknowledges that the certificate for the Shares, if any, shall contain the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE.  THEY MAY BE OFFERED AND SOLD ONLY IF REGISTERED OR QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS AVAILABLE.

4.4.            Access to Information.  Buyer has had the opportunity to ask questions of, and to receive answers from, Seller with respect to the terms and conditions of the transactions contemplated hereunder and with respect to the Seller’s proposed investments, business affairs and operations.  Buyer has had access to such financial and other information as is necessary in order for it to make a fully-informed decision as to an investment in Seller by way of purchase of the Shares, and has had the opportunity to obtain any additional information necessary to verify any of such information to which it has had access.

5.                   Representations and Warranties of Seller.  Seller represents and warrants to, and covenants with, Buyer as follows:

5.1.            Organization and Authority; Articles and Bylaws.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has the corporate power and authority to own and operate its properties and to carry on its business as it does now and as it proposes to do in the future.  Seller has furnished Buyer with copies of its charter and its bylaws and such copies are true, correct and complete and contain all amendments through the date hereof.

5.2.            Capitalization.  Immediately prior to consummation of the transaction contemplated hereunder, the authorized capital stock of Seller consisted of 10,000,000 shares of Common Stock, none of which had been issued and none of which were outstanding, such that, immediately after consummation of the transaction contemplated hereunder, Buyer shall be the sole stockholder of Seller.  There are no outstanding warrants, options or conversion privileges, or other rights or agreements to purchase or otherwise acquire or issue any shares of common stock of Seller.

6.            Miscellaneous Provisions.

6.1.            Survival of Representations and Warranties.  The representations and warranties herein made shall survive consummation of the transaction contemplated hereunder.

6.2.            Entire Agreement; Modification; Waiver.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter herein contained and supersedes all prior and contemporaneous agreements and understandings of the parties.  Each party hereto represents that, in entering into this Agreement, such party has relied solely upon the express provisions of this Agreement and has not relied upon any other party’s inducements, promises, representations or obligations to make any disclosures.  No amendment of this Agreement shall be binding unless executed in writing by both parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

6.3.            Assignment.  This Agreement shall be binding on and, subject to the provisions of Section 4, hereof, shall inure to the benefit of the parties’ respective successors and assigns, each of whom, subject to the provisions of Section 4 hereof and the requirement that the written consent of the other party be first obtained, which consent may be withheld for any reason whatsoever or no reason at all, shall have the right to assign and otherwise transfer all or any portion of this Agreement or the benefits thereof.

6.4.            Effect of Headings.  The subject headings of the sections and subsections of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

6.5.            Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile with the same effect as if the parties had all signed the same document in ink.  All counterparts shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first above written.

“SELLER”

SIGULER GUFF SMALL BUSINESS CREDIT OPPORTUNITIES FUND, INC.,
a Maryland corporation

Dated: July __, 2014

By:	Terri Liftin
Its:	Authorized Signatory

“BUYER”

SIGULER GUFF SMALL BUSINESS CREDIT OPPORTUNITIES FUND, LP,
a Delaware limited partnership

Dated: July __, 2014

By:	Terri Liftin
Its:	Authorized Signatory